Exhibit 10(6)


                       RELEASE AND SETTLEMENT AGREEMENT


THIS AGREEMENT is made this 20th day of June, 1996, between Carl Bixby ("Bixby") and Interface Systems, Inc., a Delaware corporation ("Interface").

                                   RECITALS

A.Bixby is presently employed by Interface but desires to resign effective June 20, 1996 with respect to his position as President, Chief Executive Officer and effective September 10, 1996 as an employee; and

B. Bixby desires to resign full-time employment for personal reasons; and

C.Bixby and Interface recognize that continued association and finalization of all matters relating to Bixby's employment would be of assistance to Bixby and Interface; and

D.Interface is not obligated to pay Bixby any additional compensation or benefits other than that which he has earned through June 30, 1996 with the understanding that Bixby will be on an unpaid leave of absence until September 10, 1996.

In consideration of the foregoing and of the promises and the mutual covenants contained herein, it is hereby agreed between Bixby and Interface as follows:

                                   AGREEMENT

               1. Bixby voluntarily agrees to resign as President, Chief Executive Officer and all other positions, except as a member of the Board of Directors of Interface, which he holds with Interface or its subsidiaries including, but not limited to, his position as a trustee of Interface's 401(k) Plan effective June 20, 1996.

               2. Bixby voluntarily agrees to resign as an employee of Interface effective September 10, 1996 . Bixby understands and agrees that he will be on an unpaid leave of absence from July 1, 1996 until September 10, 1996. Bixby further agrees that unless he exercises his right to rescind the Agreement pursuant to paragraph 25, he will not and cannot rescind the resignations set forth in paragraphs 1 and 2 hereof. Bixby waives his right to all benefits and rights as an employee except for those under any Interface Stock Option Plan.

               3. Interface agrees to retain Bixby as an independent contractor for a 24-month period beginning July 1, 1996, to consult with Interface upon Interface's request regarding the business of Interface. For making himself available at such time as specified by Interface and rendering services as specified by Interface, Bixby shall be paid $16,000 per month payable at such times as his base compensation was payable when he was still an employee.

               4. Any rights Bixby has under any stock option plan of Interface are not affected by this Agreement.

               5. Bixby presently owes Interface $600,000 pursuant to two (2) promissory notes and a pledge agreement. These notes remain in full force and effect.

               6. Bixby additionally owes Interface approximately $100,000 for, among other things, advances outstanding. Bixby agrees to
sign a promissory note for such amount   The amount of the note shall be
repaid in 18 equal monthly installments, which amount shall be deducted from the payments set forth in Paragraph 3 above.

               7. Bixby recognizes that the amounts to be paid to him pursuant to this Agreement are in excess of any earned wages or benefits due and owing Bixby through his separation date.

               8. In exchange for the good and valuable consideration set forth in this Agreement, Bixby, on behalf of himself, his heirs, executor and assigns, releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys' fees, or any and all other liabilities or claims of whatsoever nature, whether individually or derivatively, whether in law or in equity, known or unknown, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, loss of consortium, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims for unlawful employment practices which Bixby has claimed or may claim or could claim in any local, state or federal forum, against Interface, its directors, officers, employees, attorneys, agents, successors and assigns and affiliates and subsidiaries, and their officers, directors, employees, attorneys, agents, successors and assigns, and all others ("Interface Representatives").

               9. Bixby may submit a letter of resignation which will be placed in his file.

               10. Bixby and Interface intend that this Agreement will irrevocably bar any action or claim whatsoever by Bixby against Interface and Interface Representatives for any resultant injuries or damages, whether known or unknown, sustained or to be sustained, as a result of any acts, omissions and conduct of Interface and Interface Representatives having occurred up to the present date including, but not limited to, Bixby's employment with Interface and the termination of that employment.

               11. Bixby understands that he does not waive rights or claims that may arise after the date this Agreement is executed, but Bixby understands and agrees that this Agreement and the release language in paragraph 8 apply to his decision to resign as an employee and his waiver of any right to rescind that resignation except as set forth in paragraph 25 of the Agreement.

               12. Bixby further agrees that he has read this Agreement carefully and understands all of its terms.

               13. Bixby understands and agrees that he was advised to consult with an attorney prior to executing this Agreement and that he has entered into this Agreement with the advice of his attorney.

               14. Bixby understands and agrees that he has been given 21 days (or more) within which to consider this Agreement.

               15. Bixby and Interface acknowledge that this Agreement reflects their desire to terminate all aspects of their employment relationship in an orderly and amicable fashion. The parties in no way acknowledge any fault or liability to the other party or any other person or entity and this Agreement shall not in any way be construed as an admission by either party or any other person or entity of any fault or liability to the other party or any other person or entity.

               16. Bixby agrees that he will not receive, is not entitled to receive and will not claim any salary, bonus, benefits, severance pay, other compensation, expenses or other payment of any kind other than that which is specifically set forth in this Agreement.

               17. Bixby represents and agrees that he has kept and will keep the fact, amount and terms of his employment relationship and of this Agreement completely confidential, and that he will not hereafter disclose, except as required by law, any information concerning the fact, amount or terms of this Agreement to any person other than his immediate family, his attorney and his tax advisor (collectively, "Bixby's Confidants"), provided each is informed of and agrees to be bound by this confidentiality provision.

               By way of illustration and without limitation, neither Bixby nor any of Bixby's Confidants shall disclose the fact, amount, or terms of this Agreement to anyone, including, but not limited to, any representative of any print, radio or television media; to any past, present or prospective employee of, Interface or others released in this Agreement, or to Interface's shareholders or to the public at large.

               Nothing in this paragraph shall prohibit any party or his/its counsel from disclosing the fact, amount or terms of this Agreement to a court, arbitrator, administrative agency or other tribunal of appropriate jurisdiction for the purpose of effectuating the provisions of this Agreement.

               18. Bixby understands and agrees that he will not in any fashion, form or manner, either directly or indirectly, solicit or use for his own purposes or for the purposes of any third party, "confidential business information" in any form concerning Interface. As used in this Agreement, "confidential business information" means any information concerning the business and operations of Interface, its agreements or relations with agents, contractors, customers or employees, the status of work in progress, its products, processes, costs, pricing, customers, employees, trade secrets, plans, commercial intentions, business practices, or financial condition; provided, however, that "confidential business information" shall not include information which (a) has been publicly disclosed by Interface or included in any publicly available filing, report or analysis or which is generally available to the public through lawful means; (b) was known to Bixby by lawful means prior to his employment by Interface; or (c) was created, produced, compiled, or developed by Bixby or any other person independently and without the use of or reference to any "confidential business information" of Interface.

               Nothing in this Agreement shall preclude Bixby from describing, without in any way disclosing "confidential business information," in any general terms to prospective employers and business associates, and to no one else, specifically and solely for the purpose of securing other employment or a business association, the general nature of the work he performed at Interface and the results he obtained as contained and revealed in any public information about Interface.

               Nothing in this Agreement shall preclude Bixby from making such disclosures of "confidential business information" as may be required by law, government regulation or court order, or as may be requested by governmental officials or investigators concerning matters within their official authority. In the event that disclosures of "confidential business information" are made by Bixby under such circumstances, he shall take all reasonably available steps to ensure that such information does not become known to Interface's competitors, such as through conditioning disclosure upon entry of an appropriate protective order or a confidentiality agreement.

               In view of the nature of Bixby's employment and the "confidential business information" which Bixby has received during the course of his employment, Bixby agrees that Interface would be irreparably harmed by any violation or threatened violation of this paragraph, and that, therefore, Interface shall be entitled to an injunction prohibiting Bixby from any violation or threatened violation of this paragraph. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement.

               19. Until July 1, 1998, Bixby shall not: (A) directly or indirectly, either as an equity owner (except for the ownership of not more than 1% of any class of equity securities traded actively over-the-counter or through a national securities exchange), director, officer, employee, sales person, consultant, advisor, agent, lender, or in any other capacity, in any location in which Interface conducts its business, engage or be interested in any business which is in substantial and direct competition with the business of Interface or any of its subsidiaries; (B) take any action with the intent of causing the termination of the business relationship between Interface or any of its subsidiaries and any customer or supplier of the Company; or (C) solicit for employment any person employed in Interface's business or the business of its subsidiaries.

               Bixby agrees that the Interface would be irreparably harmed by any violation or threatened violation of this paragraph, and that, therefore, Interface shall be entitled to an injunction prohibiting Bixby from any violation or threatened violation of this paragraph. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement.

               20. Bixby agrees that he will not, and will use his best efforts to see that his wife, attorney and accountant do not, make or publish any negative, critical, disparaging, slanderous or libelous statements about Interface or its subsidiary, affiliates, officers, directors, agents, representatives or attorneys. Interface agrees that it will not, and Interface will use its best efforts to see that its subsidiary, affiliates, officers, directors, agents, representatives and attorneys of Interface do not, make or publish any negative, critical, disparaging, slanderous or libelous statements about Bixby.

               21. Bixby represents and agrees that he will promptly turn over to Interface all files, memoranda, records, all other documents, badges, keys, credit cards and any other physical property of Interface, which Bixby has in his possession, custody or control. Bixby agrees that he will promptly vacate his office and remove from such office any personal property which he may have in such office, and agrees that any property which he does not remove shall become the personal property of Interface.

               22.Bixby agrees that he will neither engage in nor support, nor be a party to any shareholder action, derivative or otherwise, against Interface or any of its officers, directors, employees, agents or attorneys until the complete satisfaction of his obligations under the two promissory notes referenced in paragraph 5 hereof.

               23. Bixby agrees to comply with the volume limitations of Rule No. 144 promulgated under the Securities Act of 1933 during the 24-month period commencing July 1, 1996.

               24. Bixby hereby assigns and relinquishes any and all claims he may have to any inventions, ideas, methods or concepts, whether or not patentable, trademarkable or copyrightable for anything which he developed, invented or worked on during his employment at Interface.

               25. Bixby understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement. The Agreement is not effective until this revocation period has expired. Bixby understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to Garnel F. Graber, Interface Systems, Inc., 5855 Interface Drive, Ann Arbor, MI, or (b) hand delivered within seven (7) days of execution of this Agreement to Garnel F. Graber. Bixby understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

               26. In agreeing to sign this Release and Settlement Agreement, Bixby is doing so completely voluntarily and based on the advice of his attorney and agrees that he has not relied on any oral statements or explanations made by Interface or its representatives.

               27. This Agreement is in full accord and satisfaction and compromise of the claims of Bixby and Interface and is not to be construed as an admission of liability on the part of Interface.

               28. This Agreement contains the entire Agreement between Bixby and Interface. Any modification of this Agreement must be made in writing and signed by Bixby and Garnel F. Graber on behalf of Interface Systems, Inc.

                                  /S/ Carl Bixby
-----------------------------     ------------------------------
Witness                           Carl Bixby

Date: June 21, 1996


                                  INTERFACE SYSTEMS, INC.

                                    /S/ David Schupp
-----------------------------  By:  -----------------------------
Witness                             David Schupp
                               Its: Treasurer

Date:

                      NOTICE OF INTENTION TO SIGN BEFORE
                EXPIRATION OF TWENTY-ONE (21) DAY REVIEW PERIOD



               1. I understand that I have been offered twenty-one (21) days to consider whether to sign and accept this Release and Settlement Agreement. Nevertheless, it is my desire and intention to sign and accept it at this time and I do so freely and voluntarily.

               2. I understand that I have an opportunity to revoke the Release and Settlement Agreement pursuant to its terms and that the time period for revoking begins to run from the date of signature.

                             /S/ Carl Bixby
Dated: June 21, 1996         ----------------------------
                             Carl Bixby